Exhibit 99




Contact:
At the Company                                At the Financial Relations Board
--------------                                ----------------------------------
401-233-0333                                  212-661-8030
Walter Stepan/Philip B. Barr                  Analyst Information: John McNamara


FOR IMMEDIATE RELEASE
---------------------
July 14, 2000

      BACOU USA ANNOUNCES ENGAGEMENT OF DEUTSCHE BANK TO EXPLORE STRATEGIC
             ALTERNATIVES, AND AGREEMENT WITH PRINCIPAL BACOU S.A.
                                  SHAREHOLDERS


          Smithfield,  Rhode  Island,  July 14, 2000 -- Bacou USA,  Inc.  (NYSE:
BAU), a leading manufacturer of personal protective equipment, today announced that Bacou USA and the individuals who control the ownership of its majority shareholder, Bacou S.A. of Paris, France, have engaged Deutsche Bank as financial advisor in connection with their recently announced process of exploring strategic alternatives to enhance shareholder value.

          "We have moved quickly to assemble a strong advisory team for this project," said Walter Stepan, who is both Co-Chairman of Bacou USA and the person responsible for leading the global process of reviewing strategic alternatives for Bacou S.A. and Bacou USA. "We expect the process to result in a decision later this year and hope to consummate a transaction at the end of 2000 or the beginning of 2001."

          "We will seek a partner that shares our vision of building a multi-billion dollar safety business using the solid platform we have already established," continued Stepan. "Accordingly, the ideal partner will have the financial strength to continue our active acquisition strategy, will share our commitment to build a family of market-leading brands, and will wish to capitalize on our proven system of successfully integrating acquired businesses into a single cohesive company while keeping a decentralized, entrepreneurial manufacturing base."

          Bacou USA also announced today that it has reached an agreement with the individuals who control the ownership of Bacou S.A., which owns 71.6% of the currently outstanding shares of Bacou USA, that any offer for their interests in Bacou S.A. also will contain an undertaking to purchase the shares of the minority stockholders of Bacou USA. The agreement also would require that any agreement accepted by those individuals also would include a provision for the purchaser to provide equivalent per share pricing for the minority shareholders of Bacou USA. Terms of the Agreement will be detailed in an 8-K filing with the Securities and Exchange Commission.

          "This is a very favorable agreement for the minority stockholders of Bacou USA," said Philip Barr, President and CEO of Bacou USA. "The agreement forms the basis for a cooperative process with Bacou S.A. and Deutsche Bank that should enhance the value of all interests in Bacou USA and enable all stockholders of Bacou USA to benefit from any transaction that may result from the process."

          Since 1995, Bacou USA has acquired eight businesses engaged in the manufacture and sale of personal protective equipment. During the same period, Bacou S.A. made another seven acquisitions. Over the period 1994 to 1999, Bacou USA has achieved compounded annual growth rates of 38.3% in net sales, 26.7% in EBITDA, 29.7% in net income and 22.3% in earnings per share. In both 1998 and 1999, Bacou USA was recognized by Forbes magazine as being among the 200 best small companies in America.

          On Tuesday, July 18, Bacou USA is expected to report its financial results for its second quarter ended June 30, 2000. For its year ended December 31, 1999, Bacou USA reported net sales of $272.8 million and, prior to non-recurring items, net profits of $27.5 million and earnings per share of $1.56 on a weighted average 17.7 million shares. In the latest twelve months, Bacou USA has reported net sales of $292.4 million, net profits of $29.1 million and earnings per share of $1.65 on a weighted average 17.7 million shares. Together with Bacou S.A., the two groups of companies achieved sales in excess of $550 million in 1999, and EBITDA (earnings before interest, taxes, depreciation and amortization) of over $100 million.

          Like Bacou USA, Bacou S.A. is a leading manufacturer and distributor of personal protective equipment and safety products with a distribution focus on the European markets. The individuals who control the ownership of Bacou S.A. are the immediate family members of the company's late founder, Henri Bacou.

          Bacou USA, Inc. (NYSE:BAU) designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including vision screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting + Davis(R), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on-line at http:/www.bacouusa.com.


Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

                                       ###